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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ELGAR HOLDINGS, INC.

                  The undersigned, Kenneth R. Kilpatrick and Christopher W. Kelford, hereby certify that:

                  1. They are the President and Chief Executive Officer, and Vice President--Finance, Chief Financial Officer, Treasurer and Assistant Secretary, respectively, of Elgar Holdings, Inc., a Delaware corporation (the "Corporation").

                  2. Section 4.01 is hereby deleted and a Section 4.01 is hereby inserted, which shall read in its entirety as follows:

          "SECTION 4.01 The total number of shares of stock which the Corporation shall have authority to issue is fifteen million fifty thousand (15,050,000) shares of capital stock, consisting of:

                  (A) Fifteen million shares (15,000,000) of common stock, par value $0.01 per share ("Common Stock"), entitled to vote at any annual or special meeting of the stockholders of the Corporation. Each share of Common Stock shall have one (1) vote on any and all matters that may come before the stockholders of the Corporation at any annual or special meeting. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each outstanding share of the common stock, par value $0.01 per share, shall be split into two (2) shares of Common Stock, par value $0.01 per share.

                  (B) Fifty thousand (50,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of shares of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred
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         Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

                  The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

                           (1) The number of shares constituting that series and the distinctive designation of that series;

                           (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                           (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                           (7) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

                           (8) Any other relative rights, preferences and limitations of that series."

                  3. The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.

                  4. The foregoing Certificate of Amendment has been duly approved by the required vote of stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law. The total number of shares voting in favor of the Certificate of Amendment equaled or exceeded the vote required. The percentage vote required was greater than 50%.

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                  The undersigned declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment are true and correct of their own knowledge.

Dated:   July 31, 2000

                               /s/ KENNETH R. KILPATRICK
                               -----------------------------------------------
                               Kenneth R. Kilpatrick
                               President and Chief Executive Officer

                               /s/ CHRISTOPHER W. KELFORD
                               -----------------------------------------------
                               Christopher W. Kelford
                               Vice President--Finance, Chief Financial Officer,
                                  Treasurer and Assistant Secretary

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